Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT: MEDIA: Katrina W. Parker, 312/822-5167 Sarah J. Pang, 312/822-6394	ANALYSTS: Nancy M. Bufalino, 312/822-7757 Maria Hotza, 312/822-4278 David C. Adams, 312/822-2183

CNA FINANCIAL PRICES $350 MILLION OFFERING OF SENIOR NOTES

CHICAGO, November 9, 2009 -- CNA Financial Corporation (NYSE: CNA) today announced that it has priced $350 million aggregate principal amount of 7.35% ten-year senior notes in a public offering underwritten by Citigroup Global Markets Inc., J.P. Morgan Securities Inc. and Wells Fargo Securities, LLC.   The notes were offered at 99.887% of the principal amount with a yield to maturity of 7.366%.  CNA expects the offering to close on November 13, 2009.

CNA intends to use the net proceeds from the offering to redeem $250 million, plus accrued and unpaid dividends thereon, of CNA’s outstanding 2008 Senior Preferred Stock held by Loews Corporation, the owner of 90% of CNA’s common stock, with the remainder available for general corporate purposes. The redemption of the 2008 Senior Preferred Stock is subject to CNA’s successful completion of this offering, as well as other customary conditions.

This press release does not constitute an offer to sell or a solicitation of an offer to purchase any securities.  An electronic copy of the final prospectus supplement and accompanying base prospectus will be available from the Securities and Exchange Commission’s website at www.sec.gov. In addition, a copy of the final prospectus supplement and accompanying base prospectus relating to this offering may also be obtained, when available, from:

•	Citigroup Global Markets Inc., Brooklyn Army Terminal, Attn: Prospectus Dept., 140 58th Street, 8th floor, Brooklyn, New York 11220 or by telephone at (877) 858-5407;

•	J.P. Morgan Securities Inc., 270 Park Avenue, 8th Floor, New York, New York 10017, Attn: High Grade Syndicate Desk, by telephone at (212) 834-4533 or by fax (212) 834-6081; or

•
Wells Fargo Securities, LLC, 1525 West W.T. Harris Blvd., NC0675, Charlotte, North Carolina 28262, Attn: Syndicate Operations, by telephone at (800) 326-5897 or by email at prospectus.specialrequests@wachovia.com.

Serving businesses and professionals since 1897, CNA is the country’s seventh largest commercial insurer and the 13th largest property and casualty company.  CNA’s insurance products include standard commercial lines, specialty lines, surety, marine and other property and casualty coverages.  CNA's services include risk management, information services, underwriting, risk control and claims administration.  For more information, please visit CNA at www.cna.com.  CNA is a registered trademark of CNA Financial Corporation.

FORWARD-LOOKING STATEMENT
This press release includes statements which relate to anticipated future events (forward-looking statements) rather than actual present conditions or historical events.  These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and generally include words such as “believes”, “expects”, “intends”, “anticipates”, “estimates”, and similar expressions.  Forward-looking statements, by their nature, are subject to a variety of inherent risks and uncertainties that could cause actual results to differ materially from the results projected.  Many of these risks and uncertainties cannot be controlled by CNA. For a detailed description of these risks and uncertainties please refer to CNA’s filings with the Securities and Exchange Commission, available at www.cna.com.

Any forward-looking statements made in this press release are made by CNA as of the date of this press release.  Further, CNA does not have any obligation to update or revise any forward-looking statement contained in this press release, even if CNA’s expectations or any related events, conditions or circumstances change.

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